UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 8, 2017

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 8, 2017, NextEra Energy Partners, LP (NEP) issued $300 million in aggregate principal amount of its 1.50% convertible senior notes due 2020 (the notes) pursuant to an indenture dated as of September 8, 2017 (the indenture) among NEP, NextEra Energy Operating Partners, LP, (NEP OpCo), as guarantor, and The Bank of New York Mellon, as trustee. NextEra Energy, Inc. (NEE) owns a controlling non-economic general partner interest in NEP and a limited partner interest in NEP OpCo, and presents NEP's limited partner interest as a noncontrolling interest in NEE's consolidated financial statements. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2018. The notes will mature on September 15, 2020, unless converted in accordance with their terms or repurchased prior to such date. The net proceeds from the sale of the notes were approximately $293 million, after deducting the initial purchaser's discount and the estimated offering expenses payable by NEP.

The notes are unsecured obligations of NEP and are absolutely and unconditionally guaranteed, on a senior unsecured basis, by NEP OpCo. A holder may convert all or a portion of its notes into NEP common units and cash in lieu of any fractional common unit at the conversion rate in accordance with the indenture. The conversion rate is initially 18.9170 NEP common units per $1,000 principal amount of notes, which rate is equivalent to an initial conversion price of approximately $52.8625 per NEP common unit, representing a premium of approximately 25% to the $42.29 closing price of NEP common units on September 6, 2017. The conversion rate will be subject to adjustment in certain circumstances, as set forth in the indenture. In addition, upon the occurrence of a make-whole fundamental change (as defined in the indenture), NEP will, in certain circumstances, increase the conversion rate by a number of additional NEP common units for a holder that elects to convert its notes in connection with such make-whole fundamental change.

Upon the occurrence of a fundamental change (as defined in the indenture) holders of the notes may require NEP to repurchase all or a portion of their notes for cash in an amount equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. The notes are not redeemable at NEP’s option prior to maturity.

The indenture contains, among other provisions, certain default and acceleration provisions relating to the failure to make required payments or to observe other covenants in the indenture and related documents, certain bankruptcy-related events and certain cross-default provisions with respect to other indebtedness agreements or instruments of NEP or NEP OpCo.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

NEP used approximately $12 million of the net proceeds from the sale of the notes to pay the costs of a capped call transaction entered into by NEP with an affiliate of the initial purchaser. The capped call transaction has a strike price of $52.8625 and a cap price of $63.4350, in each case per NEP common unit. If, upon conversion of the notes, the price per NEP common unit during the relevant settlement period is above the strike price, there would generally be a payment to NEP (if NEP elects to cash settle) or an offset of potential dilution to NEP's common units (if NEP elects to settle in NEP common units).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 11, 2017

NEXTERA ENERGY, INC.
(Registrant)

TERRELL KIRK CREWS, II
Terrell Kirk Crews, II Vice President, Controller and Chief Accounting Officer

2